Exhibit 99.1

    First Consulting Group (FCG) Announces Resignation of Director

    LONG BEACH, Calif.--(BUSINESS WIRE)--Feb. 20, 2007--FCG
(NASDAQ:FCGI), a leading provider of outsourcing, consulting and systems implementation and integration to health-related industries, announced that Stephen E. Olson has resigned from the Board of Directors, effective immediately. FCG will not seek to fill the Board seat, reducing the number of directors to seven.

    Douglas G. Bergeron, Chairman of FCG's Board of Directors, said, "Steve Olson has served FCG as a trusted advisor and as a member of the Board for well over a decade. On behalf of First Consulting Group and the other members of the Board, I would like to extend our thanks to Mr. Olson for his many years of service.

    "During the past year, the Board of Directors has instituted several important initiatives to ensure a best-practices governance environment for FCG. We have separated the Chairman and CEO roles, limited non-independent director representation to the CEO, and reduced the overall size of the Board to allow for more efficient decision making and better communication and partnership with management," added Mr. Bergeron. "We believe that the Board is now optimally sized and configured to represent well the interest of all of our stakeholders."

    About FCG

    FCG is a leading provider of outsourcing, consulting, systems implementation and integration for healthcare, pharmaceutical, and other life sciences organizations throughout North America, Europe and Asia. Through combinations of onsite, offsite and offshore outsourced services, FCG provides low-cost, high-quality offerings to improve its clients' performance. The firm's consulting and integration services increase clients' operations effectiveness with and through information technology, resulting in reduced costs, improved customer service, enhanced quality of patient care, and more rapid introduction of new pharmaceutical compounds. For more information about FCG, visit www.fcg.com or call 800-345-0957.

    CONTACT: First Consulting Group
             Larry Ferguson, CEO, 562-624-5220
             Thomas Watford, EVP, COO and CFO, 562-624-5300